UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Quovadx, Inc.

(Exact name of registrant as specified in its charter)

Delaware	85-0373486
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

7600 E. Orchard Road, Suite 300S, Greenwood Village, CO	80111
(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: N/A (if applicable)

Securities to be registered pursuant to Section 12(b) of the Act: Preferred Share Purchase Rights

Securities to be registered pursuant to Section 12(g) of the Act: None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

This Amendment No. 1 amends the Registration Statement on Form 8-A of Quovadx, Inc. (the “Company”) filed with the Securities and Exchange Commission (“SEC”) on July 28, 2000.

Item 1.	Description of Registrant’s Securities To Be Registered.

Item 1 of Form 8-A filed by Quovadx, Inc. (the “Company”) on July 28, 2000 relating to Preferred Share Purchase Rights is hereby amended to provide:

The Company entered into an Agreement and Plan of Merger, by and among the Company, Quartzite Holdings, Inc. (“Quartzite Holdings”) and Quartzite Acquisition Sub, Inc., a wholly owned subsidiary of Quartzite Holdings (“Merger Subsidiary”), dated as of April 1, 2007, as amended on April 2, 2007 and amended and restated on May 4, 2007 (the “Merger Agreement”). Pursuant to the Merger Agreement, at the time of the Merger, Merger Subsidiary will be merged with and into the Company and all shares of the Company’s common stock will be canceled and converted into the right to receive $3.20 per share in cash.

In connection with the Merger Agreement, on July 11, 2007, the Company and Mellon Investor Services LLC (formerly known as ChaseMellon Shareholder Services, L.L.C.), as rights agent (“Rights Agent”), executed Amendment No. 1 (“Amendment No. 1”) to the Preferred Stock Rights Agreement (the “Rights Agreement”), dated as of July 24, 2000, between the Company and the Rights Agent.

Capitalized terms used below but not defined herein have the meanings assigned thereto in the Rights Agreement. Amendment No. 1 provides that (i) none of Quartzite Holdings, Merger Subsidiary or any Affiliate or Associate thereof is an Acquiring Person, and no Shares Acquisition Date, Distribution Date or event to which Section 11(a)(ii) or Section 13 of the Rights Agreement would otherwise be applicable will occur as a result of the execution or delivery of the Merger Agreement, the Voting Agreement, dated as of April 1, 2007, by and among Quartzite Holdings and certain stockholders of the Company (the “Voting Agreement”), or the consummation of the Merger and the other transactions contemplated by the Merger Agreement and the Voting Agreement and (ii) the Rights Agreement will terminate and the Rights will expire immediately prior to the effective time of the Merger.

The Rights Agreement is filed as Exhibit 1 to the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission (the “Commission”) on July 28, 2000 and is incorporated herein by reference. Amendment No. 1 is filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Commission on July 12, 2007 and is incorporated herein by reference. The foregoing description of the Rights Agreement and Amendment No. 1 does not purport to be complete and is qualified in its entirety by reference to such exhibits.

Item 2.	Exhibits.

The following exhibits are part of this Registration Statement:

1. Preferred Stock Rights Agreement, dated as of July 24, 2000, between Quovadx, Inc., as successor-in-interest to XCare.net, Inc. and Mellon Investor Services LLC (formerly known as ChaseMellon Shareholder Services, L.L.C.), as rights agent, including exhibits thereto, filed as Exhibit 1 to the Registration Statement on Form 8-A filed on July 28, 2000 by Quovadx, Inc., which is incorporated herein by reference.

2. Amendment No. 1, dated as of July 11, 2007, to the Preferred Stock Rights Agreement, by and between Quovadx, Inc., as successor-in-interest to XCare.net, Inc. and Mellon Investor Services LLC (formerly known as ChaseMellon Shareholder Services, L.L.C.), as rights agent, filed as Exhibit 4.1 to the Current Report on Form 8-K filed by Quovadx, Inc. on July 12, 2007, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUOVADX, INC.

Date: July 12, 2007	By:	/s/ Linda K. Wackwitz
	Name:	Linda K. Wackwitz
	Title:	Executive Vice President, Chief Legal Officer and Secretary

EXHIBIT INDEX

Exhibit Number	Description

1.	Preferred Stock Rights Agreement, dated as of July 24, 2000, between Quovadx, Inc., as successor-in-interest to XCare.net, Inc. and Mellon Investor Services LLC (formerly known as ChaseMellon Shareholder Services, L.L.C.), as rights agent, including exhibits thereto, filed as Exhibit 1 to the Registration Statement on Form 8-A filed on July 28, 2000 by Quovadx, Inc., which is incorporated herein by reference.

2.	Amendment No. 1, dated as of July 11, 2007, to the Preferred Stock Rights Agreement, by and between Quovadx, Inc., as successor-in-interest to XCare.net, Inc. and Mellon Investor Services LLC (formerly known as ChaseMellon Shareholder Services, L.L.C.), as rights agent, filed as Exhibit 4.1 to the Current Report on Form 8-K filed by Quovadx, Inc. on July 12, 2007, which is incorporated herein by reference.

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